Exhibit 99.1

BIOLASE Expands Board of Directors and Appoints Robert E. Grant as Acting Chairman

SAN CLEMENTE, CA - March 30, 2006 - BIOLASE Technology, Inc. (NASDAQ: BLTI), a medical technology company that develops, manufactures and markets lasers and related products focused on technologies for improved applications and procedures in dentistry and medicine, announced today that Dr. Daniel S. Durrie, a world-renowned refractive surgeon and ophthalmologist, and Mr. Neil J. Laird, Executive Vice President and Chief Financial Officer of SumTotal Systems, Inc., have been appointed to the board of directors, increasing the number of independent directors to five and total board members to seven.

Daniel S. Durrie, M.D., has more than 20 years experience in refractive and corneal surgery, pioneering procedures to correct nearsightedness, farsightedness and astigmatism. Dr. Durrie has participated in numerous clinical studies and has performed more than 40,000 refractive surgery procedures. Dr. Durrie’s scientific articles and papers have appeared in numerous professional medical publications. He serves on the editorial board for Ocular Surgery News, the Journal of Corneal and Refractive Surgery, Review of Ophthalmology and Refractive Eyecare for Ophthalmologists. Dr. Durrie has given hundreds of presentations for professional organizations, including the American Academy of Ophthalmology, American Society of Cataract and Refractive Surgeons and International Society of Refractive Surgery. Dr. Durrie received his medical doctorate and completed his residency at the University of Nebraska. He also completed a fellowship in corneal surgery at the Filkins Eye Clinic in Omaha, Nebraska and currently serves as an Associate Clinical Professor and Director of Refractive Surgery Services at the University of Kansas Medical Center.

As Executive Vice President and Chief Financial Officer of SumTotal Systems, Inc., Mr. Laird is responsible for finance, legal and information technology. He brings over 27 years of finance, operations and global enterprise experience to the board. Prior to his position with SumTotal Systems, Mr. Laird was Chief Financial Officer of ADAC Laboratories, a publicly traded $350 million medical products company that was acquired in December 2000 by Philips Medical Systems, a division of Royal Philips Electronics. Previously, Mr. Laird was Chief Operating Officer and Vice President of Finance of Coherent Medical Group. Mr. Laird is a UK chartered accountant and holds an M.A. degree from Cambridge University in the United Kingdom.

“We are honored that such prominent industry leaders have agreed to join our board of directors,” commented Mr. Grant. “With our promising ophthalmic laser applications, Dr. Durrie will bring added expertise to this exciting endeavor. Additionally, due to his financial management expertise specifically related to technology and medical device markets, Mr. Laird will serve as a financial expert on the board. Both Dr. Durrie and Mr. Laird bring skills and talents that strengthen and diversify our board and enhance our corporate governance.”

As part of this board expansion plan, the Company announced today that Robert E. Grant, the Company’s President and CEO, has been appointed Acting Chairman of the Board of Directors. The Company’s former Chairman of the Board, Federico Pignatelli, will remain a member of the board of directors and was named Chairman Emeritus in honor of his more than 14 years of service. In addition, Mr. George V. d’Arbeloff has been appointed Lead Independent Director.

“BIOLASE has been fortunate to have Mr. Pignatelli as a stalwart chairman since the Company’s earliest days,” commented Robert E. Grant, President and CEO. “He has played an important role in helping to build and guide the Company. We are also pleased that Mr. d’Arbeloff, who has served on the board since 1996, has accepted additional duties as an independent director.”

Mr. Grant added, “I am honored to take on this added responsibility and look forward to strengthening and expanding our board with the intention of increasing the total board to nine members over the coming year. Once we have completed this board expansion, the full board will determine its long-term leadership.”

About BIOLASE Technology, Inc.

BIOLASE Technology, Inc. (http://www.biolase.com) is a medical technology company that develops, manufactures and markets lasers and related products focused on technologies for improved applications and procedures in dentistry and medicine. The Company’s products incorporate patented and patent pending technologies focused on reducing pain and improving clinical results. Its primary product, the Waterlase® system, is one of the best selling dental laser systems. The Waterlase system uses a patented combination of water and laser to precisely cut hard tissue, such as bone and teeth, and soft tissue, such as gums, with minimal or no damage to surrounding tissue. The Company also offers the LaserSmile™ system, which uses a laser to perform soft tissue and cosmetic procedures, including tooth whitening.

This press release may contain forward-looking statements within the meaning of safe harbor provided by the Securities Reform Act of 1995 that are based on the current expectations and estimates by our management. These forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions. Forward-looking statements are based on management’s current expectations and are subject to risks, uncertainties and other factors which may cause the Company’s actual results to differ materially from the statements contained herein, including, without limitation, the impact of changes in demand for our products, our effectiveness in managing manufacturing costs and expansion of our operations, the impact of technological advances and competition, adoption of our products by dental practitioners, our ability to expand our direct sales force, the timely and effective implementation of strategic alternatives and overall economic and market conditions. Additional information concerning these and other risks are described in the Company’s periodic reports it files with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2004 and its quarterly report on Form 10-Q for the quarter ended September 30, 2005. No undue reliance should be placed on forward-looking statements. Such information is subject to change, and we undertake no obligation to update such statements.

For further information, please contact: Robert E. Grant, President & CEO; Richard L. Harrison, Executive Vice President and CFO; or Scott Jorgensen Vice President - Business Development of BIOLASE Technology, Inc., +1-949-361-1200.